Exhibit 23.1

Deloitte LLP
Brookfield Place
181 Bay Street
Suite 1400
Toronto ON M5J 2V1
Canada

Tel: 416-601-6150
Fax: 416-601-6151
www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated November 28, 2012 relating to the consolidated financial statements of Royal Bank of Canada (which expresses an unqualified opinion) and the effectiveness of Royal Bank of Canada’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of Royal Bank of Canada for the year ended October 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus which is part of this document.

/s/ Deloitte LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
July 10, 2013